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                                                                  Exhibit 99.1

                          ACT OF SALE OF COMMON STOCK
                                 OF CUCOS INC.


         THIS AGREEMENT made as of this 23rd day of March, 1995, by and between Peter J. Liuzza ("Seller") and Vincent J. Liuzza, Jr. ("Buyer").

                                   RECITALS:

         1. Seller is the owner of 181,538 Shares of the issued and outstanding common stock of Cucos Inc. ("Shares").

         2. Seller desires to sell to Buyer, and Buyer desires to purchase the Shares from Seller.

         In consideration of the covenants, warranties and mutual agreements set forth herein, the parties do hereby agree as follows:

         1. Sale. Subject to all of the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers, and delivers the Shares to Buyer, and the Buyer hereby purchases the Shares.

         2. Consideration. The purchase price shall be $1.00 per share or total of $181,538 ("Purchase Price"), paid herewith by a Promissory Note of this date in the amount of $181,538, bearing interest at 6.0% per annum and payable over 10 years, with varying monthly payments as seth forth in the note, beginning on April 1, 1995, until paid. Receipt of said Promissory Note, which is secured in rem by a security interest in the Shares, is hereby acknowledged by Seller. Seller also acknowledges receipt of the first three monthly payments, totalling Four Thousand Five Hundred and Fifty Seven Dollars ($4,557.00).

         As additional consideration for the sale herein, Seller is to be released personally from the obligations to the Whitney National Bank and to the First Bank & Trust Company ("Loans"), which obligations are secured, in part, by the Shares, and Seller will have no further personal liability for the payment of said Loans.

         3. Security Interest. In order to secure the payment of the balance of the Purchase Price, as evidenced by the Promissory Note referred to above, Buyer hereby grants to Seller a continuing security interest on the Shares, in accordance with the Louisiana Security Interests In Investment Securities Law, La.R.S.10:8-101, ef sig.

         In the event of a default in the payment of the Promissory Note, 10 days after receipt of written notice of default by Buyer, with opportunity to cure, Seller shall have the right, from time to time, subject to "Prior Pledges" described below, to seize and sell sufficient Shares to pay any and all overdue payments of principal, interest, attorney's fees and costs.

         In the event of a default in the payment of the Promissory Note, 10 days after receipt of written notice of default by Buyer, with opportunity to cure, Seller may also sell, subject to "Prior Pledges" described below, an additonal number of Shares to pay, in advance, one year of principal and interest due on the Promissory Note. In the event of such a sale, Seller shall be entitled to the proceeds of the sale immediately, and the Promissory Note will be credited with the amount of such principal payment.





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         4.      Prior Pledges.  Buyer and Seller acknowledge that 53,600
shares of the Shares being sold herein are pledged to the Whitney National Bank, 125,788 shares are pledged to First Bank & Trust Company to secure the Loans, and 2,150 shares are pledged to Margaret Liuzza to secure another obligation (collectively, "Prior Pledges"). It is agreed that these Prior Pledges will continue and that the security interest granted herein shall be secondary and junior to those Prior Pledges.

         5. Transfer of Shares into Buyer's Name. With the permission of the prior pledgees, Buyer may transfer the Shares into the name of Buyer, and the Shares so transferred shall continue to be pledged to the parties named above; in such event, Seller agrees that his security interst shall continue to be secondary and junior to the pledges to the Whitney National Bank, First Bank & Trust Company and Margaret Liuzza, as set forth above.

         6. Possession of Shares. When, as, and if the Shares or any portion thereof are released by the Prior Pledgees, the stock certificates shall be delivered into the possession of Seller. Seller shall then have the right to retain possession of the Shares to secure payment of the Promissory Note. Seller shall nevertheless release 25% of the Shares when 25% of the Promissory Note is paid; will release an additional 25% of the Shares when 50% of the Promissory Note is paid; will release an additional 25% of the Shares when 75% of the Promissory Note is paid; and will release the remaining Shares when the Promissory Note is fully paid.

         7. Sale of Shares. Buyer may sell any or all of the Shares, provided that the proceeds of the sale(s) shall be paid immediately either to Prior Pledgees or to Seller, in which latter case the payment is to credited against the Promissory Note.

         8. Refinancing. Buyer shall have the right and option to refinance the Loans and to repledge the Shares and grant a security interest in the Shares to secure such refinancing; provided, however, that in no event shall the then existing balance of the Loans be increased without the prior written approval of Seller.

         9. Further Documents. The parties agree to execute whatever documents may be necessary in order for Buyer to refinance the Loans and to authorize the Prior Pledgees and/or Buyer to transer the Shares to Buyer's name and to have the pledges continue in existence and senior to the security interest of Seller herein.

         10. Transfer Fees. Any and all transfer fees incurred in connnection with this Agreement shall be paid by Buyer.

         11. Benefit. This Agreement shall be binding upon and inure to the benefit of the respective heirs, successor and assigns of the Buyer and Seller.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement.

                                              PETER J. LIUZZA, SELLER

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                                              VINCENT J. LIUZZA, JR., BUYER

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